EXHIBIT 10.1


     First Amendment dated as of May 20, 1999 to the Marsh & McLennan Capital, Inc. Long Term Incentive Plan.

     Section II(h) of the Marsh & McLennan Capital, Inc. Long Term Incentive Plan is amended to read in its entirety as follows:

                  "II.(h) LTIP Committee shall mean a committee with authority to administer the LTIP, initially comprised of the following individuals: Jeffrey W. Greenberg, Robert Clements, Stephen
                  Friedman and Charles A. Davis. The appointment of any additional or successor members to the LTIP Committee shall be subject to approval by the MMC Compensation Committee. Notwithstanding the foregoing, the MMC Compensation Committee shall serve as the LTIP Committee with respect to employees of M&M Capital who are members of the LTIP Committee or the MMC Partners Group, and the Chief Executive Officer of MMC shall serve as the LTIP Committee with respect to consultants of M&M Capital who are members of the LTIP Committee. In the event of a deadlock on any matter submitted to the LTIP Committee, the composition of the LTIP Committee will be expanded (solely for purposes of resolving such matter) by the appointment of an additional member selected by MMC."